SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 22, 2017 (August 17, 2017)
Date of Report
(Date of Earliest Event Reported)

Synovus Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Georgia (State of Incorporation)	1-10312 (Commission File Number)	58-1134883 (IRS Employer Identification No.)

1111 Bay Avenue, Suite 500, Columbus, Georgia 31901
(Address of principal executive offices) (Zip Code)

(706) 644-4982
(Registrant’s telephone number, including area code)

________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 17, 2017, the Board of Directors of Synovus Financial Corp. (“Synovus”) voted to increase the size of the Board from twelve to fourteen directors and appointed Diana M. Murphy and John L. Stallworth to fill the resulting vacancies, effective immediately.

Ms. Murphy, age 60, is the Managing Director of Rocksolid Holdings, LLC, a private equity firm focused on small businesses and real estate in the Southeast. She is also currently serving her seventh year on the Executive Committee of the United States Golf Association (“USGA”) and her second year as President of the USGA, having previously served as Treasurer and Vice President of the organization. In addition to these positions, Ms. Murphy chairs the USGA’s compensation committee and has focused on the organization’s strategic initiatives.

From 2012 to 2015, Ms. Murphy was Managing Director of the Georgia Research Alliance Venture Fund, a private equity firm invested in early-stage technology and life science companies created out of the state’s research universities. She also served eleven years as the Managing Director of Chartwell Capital Management Company, a private equity firm located in Jacksonville, Florida, and fifteen years as the Senior Vice President and Chief Revenue Officer of The Baltimore Sun Company.

Ms. Murphy currently serves as the non-executive Chairman of the Board of Landstar System, Inc., a public company that provides integrated transportation management solutions worldwide (“Landstar”), and on its audit committee, compensation committee, nominating and corporate governance committee, safety and risk committee and strategic planning committee. She served as the Lead Independent Director of Landstar from 2012 to 2015.

Ms. Murphy also serves as a director of CTS Corporation, a public company that designs, manufactures and sells a broad line of sensors, electronic components and actuators globally, chairing its nominating and governance committee and serving on its compensation committee. Ms. Murphy serves on a number of other boards, both private and charitable, including the board of the Boys and Girls Club of Southeast Georgia and the advisory board of Synovus’ banking division in Brunswick, Georgia.

Mr. Stallworth, age 65, is a partner of Genesis II, a family investment and philanthropic partnership, and the Chairman of the John Stallworth Foundation, a private foundation created in 1980 to provide college scholarships to students attending college in the state of Alabama. From 1986 to 2006, Mr. Stallworth was the President and Chief Executive Officer of Madison Research Corporation (“MRC”), a private company engaged in engineering services and technology support for the defense industry. Prior to its sale in 2006, MRC employed 650 employees, had annual sales of $75 million and operated in seven states, including Alabama, Florida, Georgia, South Carolina and Tennessee.

Mr. Stallworth is also retired from professional football, having played for the Pittsburgh Steelers for 14 seasons. In 2002, he was inducted into the Pro Football Hall of Fame. Since 2009, Mr. Stallworth has been a partial owner of the Pittsburgh Steelers.

In addition to his work with the John Stallworth Foundation, Mr. Stallworth serves on a number of charitable and private boards, including the advisory board of Synovus’ banking division in Huntsville, Alabama. He has also been an instrumental leader in the development and revitalization efforts of Huntsville’s downtown.

There are no arrangements or understandings among Ms. Murphy, Mr. Stallworth or any person pursuant to which Ms. Murphy or Mr. Stallworth were selected as directors, and there are no actual or proposed transactions among Ms. Murphy, Mr. Stallworth or any of his or her immediate family members and Synovus that would require disclosure under Item 404(a) of Regulation S-K in connection with such appointments as directors of Synovus. The Board of Directors has affirmatively determined that each of Ms. Murphy and Mr. Stallworth qualifies as an independent director as defined by the listing standards of the New York Stock Exchange and the categorical standards of independence set by the Board. Ms. Murphy has been appointed to Synovus’ Corporate Governance and Nominating Committee, and Mr. Stallworth has been appointed to Synovus’ Risk Committee.

As of the date of the appointments, Ms. Murphy and Mr. Stallworth are entitled to receive the compensation and participate in the plans applicable to Synovus’ directors, as set forth more particularly on Exhibit 10.1 to Synovus’ Quarterly Report on Form 10-Q filed with the SEC on May 5, 2017. In addition, Ms. Murphy and Mr. Stallworth will enter into Synovus’ standard indemnification agreement, a form of which was filed as Exhibit 10.1 to Synovus’ Current Report on Form 8-K filed with the SEC on July 26, 2007. Except as set forth above, there is no other material plan, contract or arrangement in which either of Ms. Murphy or Mr. Stallworth will participate in connection with his or her appointment.

The Company issued a press release on August 22, 2017, announcing the appointment of Ms. Murphy and Mr. Stallworth to the Board of Directors. A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.    Description

99.1        Synovus press release dated August 22, 2017

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Synovus has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNOVUS FINANCIAL CORP.
("Synovus")

Dated: August 22, 2017	By: /s/ Allan E. Kamensky
Allan E. Kamensky
Executive Vice President, General
Counsel and Secretary